UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL
NOTES REPRESENTED HEREBY, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

      UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

      THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A ADOPTED UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S ADOPTED UNDER THE SECURITIES ACT;
(2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY OR THE ORDINARY SHARES ISSUABLE UPON CONVERSION OF SUCH SECURITY, EXCEPT (A) TO THE ISSUER OR A SUBSIDIARY THEREOF; (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A ADOPTED UNDER THE SECURITIES ACT (IF AVAILABLE); (C) TO PERSONS OTHER THAN U.S. PERSONS OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 ADOPTED UNDER THE SECURITIES ACT OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT (IF AVAILABLE), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT; AND (3) AGREES THAT IT WILL, PRIOR TO ANY TRANSFER OF THIS SECURITY WITHIN TWO YEARS AFTER THE

ORIGINAL ISSUANCE OF THIS SECURITY, FURNISH TO THE TRUSTEE AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS MAY BE REQUIRED PURSUANT TO THE INDENTURE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THIS SECURITY OR ANY COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SECURITY, EXCEPT AS PERMITTED BY THE SECURITIES ACT.

      THE FOREGOING LEGEND MAY BE REMOVED FROM THIS SECURITY ON SATISFACTION OF THE CONDITIONS SPECIFIED IN THE INDENTURE.

                            APEX SILVER MINES LIMITED
               4.0% Convertible Senior Subordinated Note due 2024

No. A-1                                                        CUSIP:  03760XAC5
Issue Date:  December 14, 2004                    Principal Amount:  $39,987,000
Issue Price:  $1,000.00
(for each $1,000 Principal Amount)

      APEX SILVER MINES LIMITED, a Cayman Islands company, promises to pay to Cede & Co. or registered assigns, on September 15, 2024, the Principal Amount of this Security. This Security is issued with a Principal Amount of THIRTY-NINE MILLION NINE HUNDRED EIGHTY-SEVEN THOUSAND DOLLARS ($39,987,000).

      This Security shall not bear interest except as specified on the other side of this Security. This Security is convertible as specified on the other side of this Security.

      Additional provisions of this Security are set forth on the other side of this Security.

      IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.


Dated:    December 14, 2004
                                                     APEX SILVER MINES LIMITED

                                                  By: /s/
                                                     ---------------------------
                                                     Name:
                                                     Title:






TRUSTEE'S CERTIFICATE
OF AUTHENTICATION

BANK OF NEW YORK,
as Trustee,
certifies that
this is one of
the Securities
referred to in
the within-mentioned
Indenture.


By:  /s/
     -----------------------
     Authorized Officer

Dated:    December 14, 2004

               4.0% Convertible Senior Subordinated Note due 2024

1. Interest.

      The Company promises to pay interest in cash on the Principal Amount of this Security at the rate of 4.0% per year from the Issue Date, or from the most recent date to which interest has been paid or provided for, until the Stated Maturity. During such period, the Company will pay interest semiannually in arrears on each Interest Payment Date to Holders of record at the close of business on each Regular Record Date immediately preceding such Interest Payment Date. Each payment of interest on the Securities will include interest accrued through the day immediately preceding the most recent Interest Payment Date (or the Repurchase Date, Redemption Date, the Fundamental Change Redemption Date or, in certain circumstances, the Conversion Date, as the case may be). Any payment required to be made on any day that is not a Business Day will be made on the next succeeding Business Day. The interest rate will be calculated using a 360-day year composed of twelve 30-day months.

      Interest on any Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Security is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Company maintained for such purpose. Each installment of interest on any Security shall be paid in same-day funds by transfer to an account maintained by the payee located inside the United States.

2. Method of Payment.

      Subject to the terms and conditions of the Indenture, the Company will make payments in respect of Principal Amount, Redemption Prices, Make-Whole Payments, Repurchase Prices, Fundamental Change Redemption Prices and at Stated Maturity to Holders who surrender Securities to a Paying Agent to collect such payments in respect of the Securities. In addition, the Company will pay interest from the Issue Date until Stated Maturity, as more fully described in paragraph 1 hereof. The Company will pay any cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money.

3. Paying Agent, Conversion Agent, Registrar and Calculation Agent.

      Initially, The Bank of New York (the "Trustee") will act as Paying Agent, Conversion Agent, Registrar and Calculation Agent. The Company may appoint and change any Paying Agent, Conversion Agent, Registrar, co-registrar or Calculation Agent without notice, other than notice to the Trustee except that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar, co-registrar or Calculation Agent.

4. Indenture.

      The Company issued the Securities pursuant to an Indenture dated as of October 15, 2004 (the "Indenture"), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Securities themselves and the Trust Indenture Act of 1939, as in effect from time to time (the "TIA"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

      The Securities are unsecured obligations of the Company limited to $100,000,000 aggregate Principal Amount (subject to Sections 2.07 and 2.14 of the Indenture) and rank (i) subordinate in right of payment to future unsubordinated indebtedness for the construction and development of the San Cristobal Project which will be secured by the San Cristobal property and other project assets or other assets, (ii) subordinate in right of payment to any guarantee of the indebtedness described in (i) by the Company or its Affiliates for the period the guarantee is in effect, and (iii) equal in right of payment to all other existing and future unsecured and unsubordinated indebtedness of the Company.

      The Company may, without the consent of the Holders of the Securities, increase the Principal Amount of the Securities by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the Securities. The Securities and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. No additional notes may be issued if any Event of Default has occurred with respect to the Securities. The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5.       Provisional Redemption.

      No sinking fund is provided for the Securities.

      The Company may redeem for cash any portion of the Securities at any time prior to September 15, 2014 upon at least 30 days and not more than 60 days' notice by mail to the Holders of the Securities, at a Redemption Price equal to 100% of the Principal Amount of the Securities to be redeemed plus accrued and unpaid interest and the Make-Whole Payment, if (1) the Closing Sale Price of the Ordinary Shares has exceeded 140% of the then applicable Conversion Price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption and (2) the shelf registration statement covering resales of the Securities and the Ordinary Shares is effective and available for use and is expected to remain effective and available for use for the 30 days following the Redemption Date, unless registration is no longer required. The Make-Whole Payment on the redeemed Securities will equal $396.67 per $1,000 Principal Amount of Securities, minus the amount of any interest actually paid or accrued and unpaid on the Securities prior to the Redemption Date. The Company will make Make-Whole Payments on all Securities called for redemption prior to September 15, 2014, including

Securities converted after the date the Company mailed the notice. The Company may make Make-Whole Payments, at its option, either in cash or in Ordinary Shares or a combination thereof. The Company will specify the type of consideration for the Make-Whole Payment in the Redemption Notice (appropriately adjusted to take into account the occurrence of certain events that would result in an adjustment of the Conversion Rate with respect to the Ordinary Shares). Payments made in Ordinary Shares will be valued at 95% of the average of the closing sales prices of Ordinary Shares for the five consecutive trading days ending on the third trading day prior to the Redemption Date. Because the sale price of Ordinary Shares will be determined before the Redemption Date, if the Company specifies that it will make payment of the Redemption Price in Ordinary Shares, Holders of Securities bear the market risk that Ordinary Shares will decline in value between the date the sale price is calculated and the Redemption Date.

6. Optional Redemption.

      Beginning on September 15, 2014, the Company may redeem the Securities for cash, as a whole or from time to time in part at the option of the Company at a Redemption Price equal to 100% of the Principal Amount plus accrued and unpaid interest, if any, to but not including the Repurchase Date. The Company will give no less than 30 days or more than 60 days notice of redemption by mail to Holders of Securities.

7. Purchase by the Company at the Option of the Holder.

      Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, the Securities held by such Holder on September 15, 2014 and September 15, 2019 at a Repurchase Price equal to 100% of the Principal Amount of such Securities on the applicable Repurchase Date plus accrued and unpaid interest, if any, to but not including the Repurchase Date, upon delivery of a Repurchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 25 Business Days prior to such Repurchase Date until the close of business on the third Business Day prior to such Repurchase Date and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Indenture.

      The Repurchase Price may be paid, at the option of the Company, in cash or by the issuance and delivery of Ordinary Shares of the Company, or in any combination thereof in accordance with the Indenture. If the Company elects to pay the Repurchase Price, in whole or in part, in Ordinary Shares, the number of shares to be delivered in exchange for the portion of the Repurchase Price to be paid in Ordinary Shares will be equal to that portion of the Repurchase Price divided by 95% of the average closing sale price of Ordinary Shares for the five trading days ending on the third business day prior to the applicable Repurchase Date (appropriately adjusted to take into account the occurrence of certain events that would result in an adjustment of the conversion rate with respect to Ordinary Shares). The Company will not, however, deliver fractional shares in repurchases using Ordinary Shares as consideration. Securityholders who would otherwise be entitled to receive fractional shares will instead receive cash in an amount equal to the market price of an Ordinary Share multiplied by such fraction.

      At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase all or a portion of the Securities in integral multiples of $1,000 Principal Amount held by such Holder no later than 30 days after the Fundamental Change Notice of the Company for a Fundamental Change Redemption Price equal to 100% of the Principal Amount of such Securities plus accrued and unpaid interest, if any, to but not including the Fundamental Change Redemption Date, which Fundamental Change Redemption Price shall be paid in cash.

      A third party may make the offer and purchase of the Securities in lieu of the Company in accordance with the Indenture.

      Holders have the right to withdraw any Repurchase Notice or Fundamental Change Redemption Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

      If cash (and/or securities if permitted under the Indenture) sufficient to pay the Repurchase Price or Fundamental Change Redemption Price, as the case may be, of all Securities or portions thereof to be purchased as of the Repurchase Date or the Fundamental Change Redemption Date, as the case may be, is deposited with the Paying Agent on the Business Day following the Repurchase Date or the Fundamental Change Redemption Date, as the case may be, interest, if any, shall cease to accrue on such Securities (or portions thereof) on such Repurchase Date or Fundamental Change Redemption Date, as the case may be, and the Holder thereof shall have no other rights as such (other than the right to receive the Repurchase Price or Fundamental Change Redemption Price, as the case may be, if any, upon surrender of such Security).

8. Notice of Redemption.

      Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder's registered address. If money and/or Ordinary Shares (if permitted under the Indenture) sufficient to pay the Redemption Price of, and accrued and unpaid interest, if any, with respect to, all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, on such Redemption Date, interest, if any, shall cease to accrue on such Securities or portions thereof. Securities in denominations larger than $1,000 of Principal Amount may be redeemed in part but only in integral multiples of $1,000 of Principal Amount.

9. Conversion.

      Conversion Based on Ordinary Shares Price. Subject to the provisions of this paragraph 9 and notwithstanding the fact that any other condition to conversion described below has not been satisfied, Holders may convert the Securities into Ordinary Shares on a Conversion Date (1) in any fiscal quarter commencing prior to September 15, 2019 if the Closing Sale Price of the Ordinary Shares for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is greater than the conversion trigger price per share and (2) after September 15, 2019 and prior to Stated Maturity, if the Closing Sale Price of the Ordinary Shares is greater than or equal to the conversion trigger price per share on any day after September 15, 2019. The "conversion trigger price" for any fiscal quarter shall be 120% of the Conversion Price per share of Ordinary Shares on the last trading day of such preceding fiscal quarter. If either of the foregoing conditions is satisfied, then the Securities will be convertible at any time of the option of the Holder, through their maturity.

      Conversion Based on Trading Price of Securities. Subject to the provisions of this paragraph 9 and notwithstanding the fact that any other condition to conversion described below has not been satisfied, Holders may convert the Securities into Ordinary Shares during the five Business Day period after any five consecutive trading day period in which the Trading Price per $1,000 Principal Amount of the Securities for each day of such five day period was less than 98% of the product of the Closing Sale Price on the applicable date and the number of Ordinary Shares issuable upon conversion of $1,000 Principal Amount of the Securities.

      The "Trading Price" means, on any date, the average of the secondary market bid quotations for the Securities obtained by the Trustee for $5,000,000 Principal Amount of Securities at approximately 3:30 p.m., New York City time, on such date from three independent nationally recognized securities dealers selected by the Company; provided that if at least three such bids cannot reasonably be obtained by the Trustee, but two bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Trustee, one bid shall be used; and provided further that if the Trustee cannot reasonably obtain at least one bid for $5,000,000 Principal Amount of Securities from a nationally recognized securities dealer, then the Trading Price per $1,000 Principal Amount of Securities shall be deemed to be less than 98% of the product of (a) the number of Ordinary Shares issuable upon conversion of $1,000 Principal Amount of Securities and (b) the Closing Sale Price on such date.

      The Trustee (or other conversion agent appointed by the Company) shall have no obligation to determine the Trading Price unless the Company has requested such a determination; and the Company shall have no obligation to make such request unless a Holder provides it with reasonable evidence that the Trading Price per $1,000 Principal Amount of Securities would be less than 98% of the product of the Closing Sale Price of Ordinary Shares and the number of Ordinary Shares issuable upon conversion of $1,000 Principal Amount of Securities. If such evidence is provided, the Company shall instruct the Trustee (or other conversion agent) to determine the Trading Price of the Securities beginning on the next trading day and on each successive trading day until the Trading Price per $1,000 Principal Amount of Securities is greater than 98% of the product of the Closing Sale Price and the number of shares issuable upon conversion of $1,000 Principal Amount of the Securities.

      Conversion Upon Redemption. Subject to the provisions of this paragraph 9 and notwithstanding the fact that any other condition described herein to conversion has not been satisfied, a Holder may convert into Ordinary Shares a Security or portion of a Security which has been called for redemption pursuant to paragraph 6 hereof, provided such Securities are surrendered for conversion prior to the close of business on the second Business Day immediately preceding the Redemption Date.

      Conversion Upon Occurrence of Certain Corporate Transactions. Subject to the provisions of this paragraph 9 and notwithstanding the fact that any other condition described herein to conversion has not been satisfied, in the event the Company is a party to a consolidation, merger or binding share exchange pursuant to which the Ordinary Shares would be converted into cash, securities or other property as set forth in Section 10.15 of the Indenture, the Securities may be surrendered for conversion at any time from and after the date which is 15 days prior to the date announced by the Company as the anticipated effective time until 15 days after the actual effective date of such transaction, and at the effective time of such transaction the right to convert a Security into Ordinary Shares will be deemed to have changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Security into Ordinary Shares immediately prior to the transaction. If such transaction also constitutes a Fundamental Change, a Holder will be able to require the Company to redeem all or a portion of such Holder's Securities pursuant to Paragraph 7 hereof and
Section 3.14 of the Indenture. In addition, if such transaction constitutes a Fundamental Change, the Securities will cease to be convertible after the 15th day following the actual effective date of the transaction giving rise to such Fundamental Change.

      A Security in respect of which a Holder has delivered a Repurchase Notice or Fundamental Change Redemption Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

      The initial Conversion Rate is 34.9406 Ordinary Shares per $1,000 Principal Amount of each Security, subject to adjustment for certain events described in the Indenture. The Company will deliver cash or a check in lieu of any fractional Ordinary Share. The ability to surrender Securities for conversion will expire at the close of business on September 15, 2024.

      To exercise its conversion right, a Holder must (1) complete and manually sign the conversion notice (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (4) pay any transfer or similar taxes, if required.

      A Holder may convert a portion of a Security if the Principal Amount of such portion is $1,000 or an integral multiple of $1,000. No payment or adjustment will be made for dividends on the Ordinary Shares except as provided in the Indenture.

      The Conversion Rate will be adjusted for dividends or distributions on Ordinary Shares payable in Ordinary Shares or other Capital Stock of the Company; subdivisions, combinations or certain reclassifications of Ordinary Shares; distributions to all holders of Ordinary Shares of certain rights to purchase Ordinary Shares for a period expiring within 60 days of the record date for such distribution at less than the Closing Sale Price of the Ordinary Shares at the Time of Determination; distributions to such holders of assets (including cash and Capital Stock of a Subsidiary) or debt or other securities of the Company or certain rights to purchase securities of the Company; a tender or exchange offer by the Company or any Subsidiary for the Ordinary Shares to the extent that the cash and value of any other consideration included in the payment per share of Ordinary Shares exceeds the current market price per share of Ordinary Shares on the trading day next succeeding the Expiration Time. However, no adjustment need be made if Securityholders may participate in the transaction or in certain other cases. The Company from time to time may voluntarily increase the Conversion Rate.

      Subject to Sections 10.22 and 10.23 of the Indenture, if the Company is a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets, or upon certain distributions described in the Indenture, the right to convert a Security into Ordinary Shares may be changed into a right to convert it into securities, cash or other assets of the Company or another person.

      The Conversion Rate will not be adjusted for accrued and unpaid interest. Upon conversion, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular Record Date and the interest payment date to which it relates). Instead, accrued and unpaid interest will be deemed to be paid in full by the Ordinary Shares received by the Holder on conversion.

      Conversion After a Public Acquirer Change of Control. In the event of a Public Acquirer Change of Control, the Company may, in lieu of increasing the Conversion Rate by the Additional Ordinary Shares pursuant to Section 10.23 of the Indenture, elect to adjust the Conversion Rate such that from and after the Effective Date of such Public Acquirer Change of Control, Holders of the Securities will be entitled to convert their Securities into a number of shares of Public Acquirer Common Stock by adjusting the Conversion Rate in effect immediately before the Public Acquirer Change of Control by multiplying it by a fraction, the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which the Ordinary Shares are converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by the Board of Directors) paid or payable per Ordinary Share or (ii) in the case of any other Public Acquirer Change of Control, the average of the Closing Sale Price of the Ordinary Shares for the five consecutive trading days prior to but excluding the Effective Date of such Public Acquirer Change of Control, and the denominator of which will be the average of the Closing Sale Price of the Public Acquirer Common Stock for the five consecutive Trading Days commencing on the Trading Day next succeeding the effective date of such Public Acquirer Change of Control.

      Adjustment for Conversion Upon a Cash Take-Over Transaction. If a Holder elects to convert Securities in connection with a Fundamental Change referred to in clause (iii) of Section 3.14 of the Indenture pursuant to which 10% or more of the consideration for the Ordinary Shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions otherwise constituting the Fundamental Change does not consist of shares of Publicly Traded Securities (a "Cash Take-Over Transaction"), the Company will increase the number of Ordinary Shares issuable upon conversion of the Securities by a number of additional Ordinary Shares (the "Additional Ordinary Shares") as set forth in Section 10.23(b) of the Indenture. The number of Additional Ordinary Shares should be determined by reference to Section 10.23(b) of the Indenture, based on the date on which the Cash Take-Over Transaction becomes effective (the "Effective Date") and the price (the "Stock Price") paid per share for the Ordinary Shares in the Cash Take-Over Transaction. If shareholders of Ordinary Shares receive only cash in the Cash Take-Over Transaction, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Closing Sale Price of the Ordinary Shares on the five trading-days prior to but not including the Effective Date of such Cash Take-Over Transaction.

10. Conversion Arrangement on Call for Redemption.

      Any Securities called for redemption, unless surrendered for conversion before the close of business on the Redemption Date, may be deemed to be purchased from the Holders of such Securities at an amount not less than the Redemption Price and Make-Whole Payments, if applicable, by one or more investment bankers or other purchasers who may agree with the Company to purchase such Securities from the Holders, to convert them into Ordinary Shares of the Company and to make payment for such Securities to the Trustee in trust for such Holders.

11.      Defaulted Interest.

      Except as otherwise specified with respect to the Securities, any Defaulted Interest on any Security shall forthwith cease to be payable to the registered Holder thereof on the relevant Regular Record Date or accrual date, as the case may be, by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company as provided for in Section 11.02 of the Indenture.

12. Denominations; Transfer; Exchange.

      The Securities are in fully registered form, without coupons, in denominations of $1,000 of Principal Amount and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities in respect of which a Repurchase Notice or Fundamental Change Redemption Notice has been given and not withdrawn (except, in the case of a Security to be purchased in part, the portion of the Security not to be purchased) or any Securities for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed.

13. Persons Deemed Owners.

         The registered Holder of this Security may be treated as the owner of this Security for all purposes.

14. Unclaimed Money or Securities.

      The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property laws. After return to the Company, as the case may be, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

15. Amendment; Waiver.

      Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate Principal Amount of the Securities at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate Principal Amount of the Securities at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee may amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 or Section 10.15 of the Indenture, to secure the Company's obligations under this Security or to add to the Company's covenants for the benefit of the Securityholders or to surrender any right or power conferred, in exchange for Holders agreeing to waive their right to require the Company to purchase all or a portion of their Securities on a specified Repurchase Date, to add additional Repurchase Dates on which Holders may require the Company to purchase all or a portion of their Securities at the applicable Repurchase Price and, in addition, to pay such Holders additional cash payments in connection therewith, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, or as necessary in connection with the registration of the Securities under the Securities Act or to make any change that does not adversely affect the rights of any Holders.

16. Defaults and Remedies.

      Under the Indenture, Events of Default include (i) the Company defaults in payment of interest when due under the Securities and such default continues for 30 days; (ii) default in payment of the Principal Amount, Redemption Price, Make-Whole Payment, Repurchase Price or Fundamental Change Redemption Price, as the case may be, in respect of the Securities when the same becomes due and payable; (iii) failure by the Company to comply with other agreements in the Indenture or the Securities, other than those referred to in clauses (i) and
(ii) above, subject to notice and lapse of time; (iv) certain events of bankruptcy or insolvency affecting the Company or certain of its subsidiaries; and (v) any Pledge Agreement shall cease to be in full force and effect or enforceable, other than in accordance with its terms, or fails to give the Trustee the liens, rights, powers and privileges purported to be created thereby. A Default under clause (iii) above is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in aggregate Principal Amount of the Securities at the time outstanding notify the Company and the Trustee, of the Default and the Company does not cure such Default (and such Default is not waived) within the time specified in the Indenture after actual receipt of such notice.

      Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate Principal Amount of the Securities at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of amounts specified in clause (i) or (ii) above) if it determines that withholding notice is in their interests.

17. Trustee Dealings with the Company.

      Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or their Affiliates with the same rights it would have if it were not Trustee.

18. No Recourse Against Others.

      A director, officer, employee, agent, representative, stockholder or equity holder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Securities.

19. Authentication.

      This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Security.

20. Abbreviations.

      Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors
Act).

21. GOVERNING LAW.

      THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS SECURITY.

                             ----------------------

The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture that has in it the text of this Security in larger type. Requests may be made to:

                  APEX SILVER MINES LIMITED
                  c/o Apex Silver Mines Corporation
                  1700 Lincoln Street
                  Suite 3050
                  Denver, Colorado 80203

                                 ASSIGNMENT FORM

To assign this Security,
fill in the form below:

I or we assign and
transfer this Security to

------------------------------------

------------------------------------

(Insert assignee's soc. sec. or tax ID no.)

------------------------------------

------------------------------------

------------------------------------
(Print or type assignee's name, address
and zip code)

and irrevocably appoint

__________________ agent to transfer
this Security on the books of the
Company. The agent may substitute
another to act for him.

                                CONVERSION NOTICE

To convert this Security into Ordinary Shares of the Company, check the box:

                                      |_|

To convert only part of this Security, state the Principal Amount to be converted (which must be $1,000 or an integral multiple of $1,000):

$-----------------------------------

If you want the stock certificate made out in another person's name, fill in the form below:

------------------------------------

------------------------------------

(Insert other person's soc. sec. or tax ID no.)

------------------------------------

------------------------------------

------------------------------------

------------------------------------
(Print or type other person's name, address and zip code)

------------------------------------

------------------------------------

Date:  _____________________  Your Signature:___________________________________

------------------------------------------------------------------------------
     (Sign exactly as your name appears on the other side of this Security)